EXHIBIT 99.1

GTG PC HOLDINGS, LLC AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	July 2, 2005		January 1, 2005
ASSETS
Current Assets
Cash & Cash Equivalents		$3,032,592		$2,239,815
Receivables, net		$38,470,647		$46,630,952
Inventories, net		$29,785,433		$22,841,625
Prepaid Maintenance & Warranty Costs		$23,430,850		$25,791,562
Other Current Assets		$1,230,148		$983,364
Total Current Assets		$95,949,670		$98,487,318

Equipment & Software, net		$1,679,508		$1,784,363
Acquired Intangibles, net		$4,626,285		$5,393,694
Long-Term Portion of Prepaid Maintenance		$1,418,603		$3,186,935
& Warranty Costs	$		$
Other Assets		$1,251,674		$129,053
Total Assets		$104,925,740		$108,981,363

LIABILITIES & SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts Payable & Accrued Expenses		$55,091,553		$45,185,925
Accrued Licenses & Royalties		$3,003,717		$2,391,594
Current Portion of Accrued Warranties		$4,017,447		$5,382,440
Current Portion of Deferred Revenue		$33,484,617		$31,004,184
Current Portion of Debt		$21,938,800		$29,905,304
Total Current Liabilities		$117,536,134		$113,869,447
	$		$
Long-Term Debt		$508,529		$618,585
Non-Current Portion of Accrued Warranties		$1,769,944		$2,753,181
Non-Current Portion of Deferred Revenue		$14,450,657		$11,696,056
Total Liabilities		$134,265,264		$128,937,269

Commitments & Contingencies

Accumulated Deficit		$29,339,524)		$(19,955,906)
Total Liabilities & Shareholders’ Deficit		$104,925,740		$108,981,363

See accompanying notes to quarterly consolidated financial statements.

GTG PC HOLDINGS, LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

For the Three and Six Months Ended July 2, 2005 and July 3, 2004

	Second Quarter				Year to Date (6 months
		2005		2004		2005		2004
Net Sales		$87,839,848		$112,690,446		$157,720,332		$207,765,816
Cost of Goods Sold		$77,214,031		$98,861,026		$138,965,060		$182,741,651
Gross Margin		$10,625,817		$13,829,420		$18,755,272		$25,024,165

Selling, General & Administrative		$12,268,156		$14,389,520		$23,236,809		$27,646,705
Research & Development		$1,109,127		$1,236,007		$2,353,404		$2,656,768
Depreciation & Amortization		$554,397		$595,209		$1,086,676		$1,228,815
Total Operating Expenses		$13,931,680		$16,220,736		$26,676,889		$31,532,288

Operating Loss		$(3,305,863)		$(2,391,316)		$(7,921,617)		$(6,508,123)

Interest Expense		$(656,591)		$(499,736)		$(1,066,385)		$(1,056,768)
Net Loss Before Income Tax		$(3,962,454)		$(2,891,052)		$(8,988,002)		$(7,564,891)
Income Tax Benefit	$	---	$	---	$	---	$	---
Net Loss		$(3,962,454)		$(2,891,052)		$(8,988,002)		$(7,564,891)

See accompanying notes to quarterly consolidated financial statements.

GTG PC HOLDINGS, LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Shareholders’ Deficit

(In thousands)

Shareholders’
Deficit

Balance at January 2, 2005	$(19,955)
Distribution to Owner	$(397)
Net Loss for Six Months	$(8,988)
Balance at July 2, 2005	$(29,340)

See accompanying notes to quarterly consolidated financial statements.

GTG PC HOLDINGS, LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

	For the Six Months Ended
	July 2, 2005		July 3, 2004
OPERATING ACTIVITIES
Net Loss		$(8,988,002)		$(7,564,891)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and Amortization		$310,662		$211,042
Amortization of Intangibles		$767,409		$1,017,773
Changes in Assets and Liabilities
Accounts Receivable		$8,105,167		$17,205,375
Inventory		$(6,943,808)		$2,247,771
Deferred Cost		$4,129,044		$1,018,373
Deferred Loan Cost		$100,000		$100,000
Other Current Assets		$(1,719,405)		$(292,459)
Accounts Payable and Accrued Expenses		$9,905,628		$(2,339,584)
Accrued Royalties		$612,123		$1,334,795
Accrued Warranties		$(2,348,232)		$(3,765,241)
Deferred Revenue		$5,235,035		$1,080,847
Other Liabilities	$			$(58,131)
Net Cash Provided By Operating Activities		$9,165,621		$10,195,670

INVESTING ACTIVITIES
Purchase of Property and Equipment		$(205,808)		$(1,117,031)
Net Cash Used in Investing Activities		$(205,808)		$(1,117,031)

FINANCING ACTIVITIES
Distribution to Members		$(90,476)		$(829,290)
Borrowings on Leases	$			$367,743
Borrowings on Notes Payables		$413,554		$413,554
Net Activity on Line of Credit		$(8,243,700)		$(8,735,440)
Payments on Leases		$(106,040)		$(32,056)
Payments on Notes Payable		$(140,374)		$(333,722)
Net cash used in by financing activities		$(8,167,036)		$(9,149,211)

Net cash increase (decrease) for period		$792,777		$(70,572)

Cash at beginning of period		$2,239,815		$5,230,464

Cash at end of period		$3,032,592		$5,159,892

Cash paid for interest		$1,128,233		$915,046

Cash paid for income taxes	$	-----	$	-----

See accompanying notes to quarterly consolidated financial statements.

GTG PC HOLDINGS, LLC AND SUBSIDIARIES

Notes to Quarterly Consolidated Financial Statements

(Unaudited)

(1) Description of the Business, Ownership, and Basis of Presentation

Description of the Business

GTG PC Holdings, LLC was formed on April 9, 2001 and began operations on June 1, 2001 with the acquisition of its assets from Interland, Inc. GTG PC Holdings, LLC and its subsidiaries (collectively the Company) is a computer manufacturing company which provides computer products and services for businesses, government, education, consumer and retail markets. Under the brand MPC, the Company offers a wide range of innovative products, services and support. The primary products of the Company include a wide range of desktop and notebook systems, multiprocessor network servers, and hardware services. The Company also resells certain third party hardware, software and components.

Ownership

As of July 2, 2005, all of the Company’s outstanding shares were held by GTG Micron Holdings, LLC. On July 25, 2005, HyperSpace consummated its acquisition of MPC from GTC Micron Holdings, LLC (aka Gores Technology). Effective that date, MPC became a wholly owned subsidiary of HyperSpace. The financial statements do not reflect that acquisition.

Consolidation and Basis of Presentation

The financial statements include the accounts of GTG PC Holdings, LLC and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated. References to a fiscal year refer to the calendar year in which such fiscal year commences. The Company’s fiscal year ends on the Saturday closest to December 31. The Company’s floating fiscal year-end typically results in a 52-week fiscal year, but will occasionally give rise to an additional week resulting in a 53-week fiscal year. References to three-month periods, or fiscal quarters, refer to the 13 weeks ended on the date indicated.

The accompanying financial statements should be read in conjunction with the Company’s audited consolidated financial statements for its fiscal 2004, 2003 and 2002 years included in the proxy statement of HyperSpace Communications, Inc. filed with the Securities and Exchange Commission on June 17, 2005.

Liquidity

In 2004 and early 2005, the Company has operated with limited borrowing availability under its line of credit. The Company’s liquidity depends on the timing of collections of accounts receivable, operating margins obtained on sales, and borrowing availability. The Company had a secured-asset-based revolving line of credit facility with Wells Fargo Foothill providing for loan advances and standby letters of credit. The availability of funding under the Company’s credit facility is determined by a borrowing base calculation based on the Company’s eligible receivables and inventory. Payment of all of the Company accounts receivable passes through lock-boxes controlled by Wells Fargo Foothill, and it releases funds to the Company on a daily basis only up to the amount of remaining borrowing availability. On a daily basis, the Company has in recent periods typically borrowed the maximum amount available under its line of credit and believes that trend will continue for the foreseeable future. The Company is exploring alternatives to increase its liquidity, including the possibility of securing additional liquidity from alternate financing sources. The Company’s management believes that access to alternate sources of funding may result in increased availability of funds as compared with its existing credit facility, but there can be no assurance that the Company will be able to secure alternate sources of financing on terms acceptable to it or at all or that any new credit facility would offer increased availability of funds. If the Company is unable to obtain additional liquidity from third party financing sources, it will be difficult for the Company to increase its liquidity in the short term since the PC industry is characterized by low operating margins.

Subsequent to July 2, 2005, the Company entered into a new facility with Wachovia Financial on similar terms. Subsequent to the merger with HyperSpace, HyperSpace invested $2 million into MPC.

(2) Summary of Significant Accounting Policies

Preparation of Interim Consolidated Financial Statements

In the opinion of management, these interim consolidated financial statements contain all adjustments necessary to fairly present the Company’s consolidated financial position, results of operations and cash flows for the periods presented. The adjustments consist solely of normal recurring adjustments. Certain information and note disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These consolidated financial statements have not been audited. These statements should be read in conjunction with the audited consolidated financial statements, and related notes, included in the Company’s most recent audited financial statements for the fiscal year ended January 1, 2005.

The Company’s consolidated financial position, results of operations and cash flows for these interim periods are not necessarily indicative of the financial position, results of operations or cash flows to be realized in future periods. Historically, a disproportionately higher amount of the Company’s net sales and net income have been realized during its third and fourth fiscal quarters.

Certain Concentrations

Certain components, subassemblies and software included in the Company’s systems are obtained from sole suppliers or a limited number of suppliers. The Company relies, to a certain extent, upon its suppliers’ abilities to enhance existing products in a timely and cost-effective manner, to develop new products to meet changing customer needs and to respond to emerging standards and other technological developments in the personal computer industry. The Company’s reliance on a limited number of suppliers involves several risks, including the possibility of shortages and/or increases in costs of components and subassemblies, and the risk of reduced control over delivery schedules. Many of the Company’s suppliers are foreign and have foreign supply risks if components are no longer priced in US dollars.

The Company relies, to a certain extent, on a single lender to assist in financing operations and other strategic initiatives. The Company’s reliance on a single lender involves several risks, including the possibility of the lender calling the outstanding debt if the Company is unable to be deemed to be in violation of its debt covenants, and the risk of limiting its ability to obtain financing from other lenders. As of July 2, 2005, the Company was not notified that it was in violation of its debt facility.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. The amounts it will ultimately incur or recover could differ materially from the current estimates. These estimates include the allowance for doubtful accounts, reserve for returns and discounts, inventory valuation, long-lived asset impairment and the timing of the recognition of warranty revenue and expense, as well as other product warranty obligations. These estimates and assumptions are based on the Company’s historical results as well as management’s future expectations. The Company’s actual results could vary from its estimates and assumptions. Management believes that the estimates used are reasonable.

Revenue Recognition

Net revenue includes sales of hardware, peripherals, services (including extended or enhanced service contracts and professional services) and third-party software products (licenses, software service contracts and professional services). For sales of extended warranties (which are separately priced) and enhanced service contracts that are sold with related hardware and with a separate price, the Company defers revenue equal to the separately stated price. The Company recognizes revenue on hardware and peripherals, net of an allowance for estimated returns, when both title and risk of loss transfer to the customer, provided that no significant obligations remain. Revenue from extended warranty and service contracts, for which the Company is obligated to perform is recorded as deferred revenue and subsequently recognized over the term of the contract or when the service is completed.

For FOB destination agreements, which include all sales to the US Federal Government and some sales to State, Local and Education customers, the Company also defers the cost of product revenue for in-transit shipments until the goods are delivered and revenue is recognized. In-transit product shipments to customers are included in inventory on the Company’s consolidated statement of financial position.

The Company recognizes revenue on third-party software products for which it is primarily obligated to perform in accordance with the Statement of Position (SOP) 97-2, “Software Revenue Recognition”, as amended, and other authoritative guidance. The Company recognizes revenue on third-party software products when all of the following criteria are met: there is persuasive evidence of an arrangement; the product has been delivered; the Company no longer has significant obligations with regard to implementation; the fee is fixed and determinable; collectibility is probable. Delivery is considered to have occurred when title and risk of loss have been transferred to the customer, which generally occurs when media containing the licensed programs is provided to common carrier. The value of maintenance is determined based on stated renewal rates and a comparison of the stated price of maintenance to any software sold in a related transaction.

Service revenue from software maintenance and support are recognized ratably over the maintenance term, which in most cases is one year. Term licenses are recognized ratably over the term of the related arrangement.

Financial Instruments and Concentration of Credit Risk

The amounts reported as cash and cash equivalents, restricted cash, receivables, other assets, accounts payable and accrued expenses, and debt are considered by management to be reasonable approximations of their fair values, based on information available as of July 2, 2005. The reported fair values do not take into consideration other expenses that would be incurred in an actual settlement.

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, restricted cash and trade accounts receivable. The Company invests its cash in credit instruments of highly rated financial institutions and performs periodic evaluations of the credit standing of these financial institutions. The Company’s policies limit the concentration of credit exposure by restricting investments with any single obligor, instrument, or geographic area. A concentration of credit risk may exist with respect to trade receivables, as many customers are affiliated with computer, telecommunications and office automation industries, or are governmental entities. The Company performs ongoing credit evaluations on a significant number of its customers and collateral from its customers is generally not required. One customer accounted for approximately 20% and 34% of trade receivables, as of July 2, 2005 and January 1, 2005, respectively.

Cash and Cash Equivalents

Cash equivalents include fixed highly liquid short-term investments with an initial term at purchase of three months or less that are readily convertible to known amounts of cash, respectively.

Receivables, net

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience. The Company reviews its allowance for doubtful accounts monthly. Past due balances over 60 days are reviewed individually for collectibility. Past due balances over 90 days are pooled into aging buckets and reserved against based on historical experience. Account balances are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. If circumstances related to specific customers change, the Company’s estimate of the recoverability of receivables could materially change. The Company’s allowance for uncollectible accounts totaled $0.6 million as of July 2, 2005 and January 1, 2005, respectively.

Inventories

Inventory balances are stated at the lower of cost or market, with cost being determined on an average cost basis approximating first in first out (FIFO). The Company regularly evaluates the realizability of its inventory based on a combination of factors including the following: historical usage rates, forecasted sales or usage, estimated service period, product end-of-life dates, estimated current and future market values, service inventory requirements and new product introductions, as well as other factors. If circumstances related to the Company’s inventories change, the Company’s estimates of the realizability of inventory could materially change. At July 2, 2005 and January 1, 2005, the Company’s inventory allowance totaled $9 million and $8.5 million, respectively, and is recorded as a reduction of inventory of the Company’s consolidated balance sheets.

Other Assets

Other assets consist of deferred loan fees and other prepaid expenses. The deferred loan fees are amortized over the 3-year term of the related debt, using the effective interest method and is included in interest expense.

Acquired Intangibles, net

Other intangible assets are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, which requires that intangible assets with estimateable useful lives be amortized over their useful lives and reviewed for impairment when changes in circumstances indicate that their carrying values may not be recoverable in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets”. Acquired intangibles are amortized over a period of 5 years.

Long-Lived Assets

Equipment and software are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives, primarily three to five years. Additions, improvements and major renewals are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. Leasehold improvements are depreciated over the life of the lease or the asset, whichever is shorter. Equipment held for lease is depreciated over the initial term of the lease to the equipment’s estimated residual value.

The Company assesses the recoverability of its long-lived assets whenever adverse events or changes in circumstances or business climate indicate that expected undiscounted future cash flows related to such long-lived assets may not be sufficient to support the net book value of such assets. If undiscounted cash flows are not sufficient to support the recorded assets, impairment is recognized to reduce the carrying value of the long-lived assets to their estimated fair value. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. Additionally, in conjunction with the review for impairment, the remaining estimated lives of certain of the Company’s long-lived assets are assessed. No provision for impairment has been recorded in these financial statements.

Deferred Revenue

Deferred revenue includes amounts billed to or received from customers for which revenue has not been recognized. This generally results from deferred software maintenance sold by the Company to its customers, which are provided by the Company’s third-party vendors, and which include term-based licenses, which are recognized over the term of the contract, which generally range from 1 to 4 years. Also, included in deferred revenue is revenue from the sale of enhanced and extended warranties, which are recognized as the related services are provided, which generally range from 3 to 5 years. These enhanced/extended warranties are deferred based on guidance provided in Financial Accounting Standards Board (FASB) Technical Bulletin (FTB) 90-1 “Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts” and are deferred based on the list price, net of any discounts offered to the customer.

Prepaid Maintenance and Warranty Costs

Prepaid maintenance and warranty costs include amounts paid to third-party software vendors, outsourced providers of warranty fulfillment services and technology vendors for which the related revenues have been deferred. These costs are recognized with the related revenue.

Income Taxes

For all periods ending prior to January 2, 2005, the Company was organized as a limited liability company that was taxed as a partnership for federal and state purposes. The taxes with respect to these periods are payable by our equity holders in accordance with their respective ownership percentages. Effective January 2, 2005, the Company has elected to be taxed as a C corporation. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards, net of any valuation allowance. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. For the six months ended July 2, 2005, the net deferred tax asset was fully offset with a valuation allowance.

Product and Process Technology

Costs related to the conceptual formulation and design of products and processes are expensed as incurred as research and development. Costs incurred to establish patents and acquire product and process technology are capitalized. There were no such costs capitalized for the three or six months ended July 2, 2005. Capitalized costs are amortized using the straight-line method over the shorter of the estimated useful life of the technology, the patent term, or the agreement, ranging up to ten years.

Royalties

The Company has royalty-bearing license agreements allowing the Company to sell certain hardware and software products and to use certain patented technology. Royalty costs are accrued and included in cost of goods sold when the related sale is recognized.

Warranty and Services

The Company records warranty liabilities at the time of sale for the estimated costs that may be incurred under its basic limited warranty. The specific warranty terms and conditions vary depending upon the product sold, but generally include technical support, repair parts, labor, and a period ranging from 90 days to 5 years. Factors that affect the Company’s warranty liability include the number of installed units currently under warranty, historical and anticipated rates of warranty claims on those units, and cost per claim to satisfy the Company’s warranty obligation. The Company regularly reevaluates its estimate to assess the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. If circumstances change, or a dramatic change in the failure rates were to occur, the Company’s estimate of warranty accrual could change significantly.

Advertising

Advertising costs, which are included in sales, general and administrative expense, are expensed as incurred.

Comprehensive Loss

SFAS No. 130, Reporting Comprehensive Income (SFAS 130), established standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. The objective of SFAS 130 is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. There was no difference between net loss and comprehensive loss for the six months ended July 2, 2005 and July 3, 2004.

(3) Omni Tech Acquisition

On August 22, 2003, the Company, through its newly formed subsidiary, MPC Solutions Sales, LLC (MPC-S) acquired certain assets and assumed certain liabilities of Omni Tech Corporation (OTC), comprising OTC’s End-User Division (the Acquired Business). The transaction was consummated pursuant to the terms and conditions of an Asset Purchase Agreement (the APA) by and between OTC, and MPC-S. MPC-S sells desktop and multiprocessor network servers, hardware services and professional services. The results of the acquired business operations after August 22, 2003 are included in the Company’s consolidated financial statements.

Pursuant to the APA, the Company paid cash of $12.7 million at closing, and delivered to OTC a promissory note in the amount of $2 million (the Note). Additionally, the APA provided for a purchase price holdback of $2.3 million (the Holdback). The purchase price is subject to a post-closing final adjustment based on the net working capital of the Acquired Business (the Net Working Capital Adjustment) and the Holdback was established in order to satisfy any negative net working capital adjustment. The total purchase price, not including any contingent purchase price, was allocated to the acquired assets and assumed liabilities based upon estimates of their respective fair values as of the closing date using valuations and other studies. The Note is due in one lump sum on August 19, 2006. Interest on the Note is to be paid quarterly using the Prime rate plus three-quarters of one percent (0.75%), 5.25% as of April 2, 2005. The Prime Rate is the prime rate as reported in the Wall Street Journal on the business day immediately preceding the start of each quarter.

In late 2003, a dispute arose in connection with the Net Working Capital Adjustment because OTC’s calculation of the net working capital of the Acquired Business exceeded the Company’s calculation by approximately $3.9 million. Pursuant to the terms of the APA, MPC-S and OTC entered into discussions with independent accountants in an attempt to engage their services for dispute resolution. However, the parties could not agree on a dispute resolution procedure or scope thereof. On February 19, 2004, OTC filed a Complaint in the United States District Court for the Eastern District of Wisconsin on the issue naming MPC-S, MPC Computers, LLC, and Gores Technology Group, LLC as the Defendants. In the Complaint, OTC seeks payment of $2.7 million plus attorneys’ fees, expenses and interest. Additionally, OTC expects to receive payment for the Note. The Company filed a motion to compel dispute resolution by an independent accountant pursuant to the APA, which motion was denied by the District Court. The Company has appealed the denial of the motion to compel dispute resolution, and the matter is currently pending before the federal court of appeals.

(4) Acquired Intangibles, net

Intangible assets represent the values assigned to customer lists and relationships, noncompete agreements and exclusive distribution rights contracts of businesses acquired. These intangible assets are amortized on a straight-line basis over their expected useful lives. Customer relationships and noncompete agreements are amortized over 5 years while the government contracts are amortized over the remaining life of the respective contracts.

(5) Accrued Warranty

The Company accrues for warranty liabilities at the time of the sale for estimated costs that may be incurred under its basic limited warranty.

(6) Debt

The Company has a secured revolving line of credit agreement, expiring May 2006, with Wells Fargo Foothill, Inc., providing for borrowings totaling $50 million. The maximum borrowings under the revolving line of credit are subject to a borrowing base calculated on eligible receivables. On July 2, 2005, the Company had borrowings of $22 million and letter of credit commitments of $7.4 million. Under the agreement, the Company is subject to certain financial and other covenants including certain financial ratios and limitations on the amount of property, plant and equipment that can be purchased. As of January 1, 2005, the Company was in violation of certain covenants under the revolving credit agreement with Wells Fargo and secured a waiver on May 11, 2005. The line of credit included an initial commitment fee of $0.8 million. Additionally, the Company pays an annual commitment fee of 0.375% calculated on the average unused portion of the $50.0 million facility. As of July 2, 2005, the Company was not aware of any violations under this debt facility. Subsequent to July 2, 2005, the Company replaced this credit facility with a new three-year facility provided by Wachovia Capital Finance Corporation.

(7) Employee Benefit Plans

The Company offers its employees a 401(k) retirement plan (the Plan) in which substantially all employees may participate. Under the Plan, participating employees may contribute from 1% to 16% of eligible pay (up to Internal Revenue Service maximums) to various investment alternatives. The Plan provides for an annual match of eligible employees’ contributions equal to 100% of the first 4% of pay. The Company’s expense pursuant to the Plan was approximately $0.5 million for the six months ended July 2, 2005 and $0.6 million for the six months ended July 3, 2004.

(8) Lease Obligations

The Company leases various office and production facilities and certain other property and equipment, under operating lease agreements expiring through 2006, with optional renewal periods thereafter. The Company has two main office locations, a 340,000 square foot production facility in Nampa, Idaho, the Company’s corporate headquarters, and a 15,500 square foot facility in Waukesha, Wisconsin. The Nampa, Idaho facility is cancelable upon 12-months advance notice and expires on June 31, 2006. The Waukesha, Wisconsin facility is non-cancelable and expires on January 31, 2006.

In addition, the Company has several operating lease for smaller sites in the United States to support the Company’s local sales and support activities. The Company also leases certain equipment pursuant to operating leases.

(9) Contingencies

The Company is party to a lawsuit with Omni Tech Corporation described in Note 3(a) above. The Company believes that it has properly determined any amounts due to Omni Tech in accordance with the terms of the acquisition agreement. However, an adverse result in this lawsuit would have an adverse effect on the Company’s cash position.

On or about August 30, 2004, the Company was served with a complaint filed August 23, 2004, in the United States District Court for the Eastern District of Texas, American Video Graphics, L.P. v. Dell, IBM, Hewlett-Packard, Sony, Toshiba, et al. The case alleges infringement by the Company and others of certain United States patents relating to video technology as used in personal computers. A separate case alleging infringement of a related United States patent covering certain aspects of computer video technology was filed on or about March 21, 2005, in the United States District Court for the Eastern District of Texas, American Video Graphics, L.P. v. Dell, IBM, Hewlett-Packard, Sony, Toshiba, et al. The Company was served with this second complaint on or about April 6, 2005. The Company is investigating the cases and it plans to seek indemnification from component suppliers.

Because the cases are in their early stages, the Company is not able to determine the financial impact, if any, arising from an adverse result in either matter.

On June 7, 2005, the Company was served with a first amended complaint in a lawsuit filed in the federal district court for the district of Utah, alleging infringement of certain patents, relating to floppy disk controllers, owned by Phillip Adams & Associates, LLC. The Company is investigating the matter and is identifying component suppliers so that it may prepare and tender indemnification demands. Because the case is in its early stages, the Company is not able to determine the financial impact, if any, arising from an adverse result in the matter.

On September 10, 2003, Bridgeport Holdings filed for Chapter 11 bankruptcy protection in a Proof of Claim in the bankruptcy for $268,484.07. In February 2004, the Company received correspondence from counsel for the debtor advising that it was debtor’s position that the Company had received preference payments from Bridgeport Holdings and demanding return of same. The Company has engaged in protracted financial analysis of both the debtor’s and its own records to create defenses to the allegations and has presented those defenses to debtor’s counsel. In August 2005, the bankruptcy trustee filed suit in the United States Bankruptcy Court for the District of Delaware, seeking to recover $684,837 in alleged preference payments.

The Company is involved in other various other legal proceedings from time to time in the ordinary course of its business. The Company investigates these claims as they arise. The Company is not currently subject to any other legal proceedings that the Company believes would have a material impact on its business. However, due to the inherent uncertainties of the judicial process, the Company is unable to predict the ultimate outcome or financial exposure, if any, with respect to these matters. While the Company intends to vigorously defend these claims and believes the Company has meritorious defenses available to it, there can be no assurance the Company will prevail in these matters. If any of these claims is not resolved in the Company’s favor, it could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company is not party to any off balance sheet transactions, other than guarantees in the normal course of business or indemnities.

During the normal course of business, the Company has made certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These include (i) intellectual property indemnities to its customers and licensees in connection with the use, sale and/or license of our products, (ii) indemnities to its lessors in connection with our facility leases for certain claims arising from such facilities or leases, (iii) indemnities to vendors and service providers pertaining to claims based on its negligence or willful misconduct, and (iv) indemnities involving the accuracy of representations in certain contracts. The duration of these indemnities and commitments in certain cases may be indefinite. The majority of these indemnities and commitments do not provide for any limitation of the maximum potential for future payments the Company could be obligated to make. The Company has not recorded any liability for these indemnities and commitments in the accompanying consolidated financial statements.

Under the Limited Liability Company Agreement, it has agreed to indemnify its officers and directors in connection with activities on behalf of the Company. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. However, the Company has directors and officers’ liability insurance policies that limit exposure and enables it to recover a portion of any future amounts paid. As a result of the Company’s insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal and has no liability recorded for these agreements as of July 2, 2005.

On March 21, 2005, the Company reached a definitive agreement to be acquired by HyperSpace Communications, Inc. (HyperSpace), a provider of application and network acceleration software. The agreement was subject to stockholder and other approvals. Under terms of the agreement, HyperSpace issued an aggregate 3.7 million shares of its common stock in return for all of the Company’s outstanding limited liability units, plus warrants to purchase 4.27 million shares with an exercise price of $3.00 per share and 1.28 million shares with an exercise price of $5.50 per share. This merger was consummated on July 25, 2005. After the merger, as part of an overall incentive and retention plan for the Company’s management and to settle certain liabilities of the Company with respect to its Capital Equity Participation and Retention Plan and employment agreements with the Company’s chief executive officer and executive vice president, HyperSpace issued certain shares of common stock to certain members of MPC’s management.